EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720 Richard Perkins (404) 652-4721
Date: April 17, 2003

GEORGIA-PACIFIC REPORTS FIRST QUARTER 2003 RESULTS

             ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported a first quarter 2003 net loss of $28 million (11 cents diluted loss per share) compared with a net loss of $484 million ($2.10 diluted loss per share) in the first quarter 2002.

             Excluding unusual items and the cumulative effect of an accounting change, the company's first quarter 2003 net loss was $9 million (4 cents diluted loss per share) compared with net income of $70 million (30 cents diluted earnings per share) before unusual items and the cumulative effect of an accounting change in the same period of 2002.

             Unusual items in the first quarter 2003 included a pre-tax, asset impairment charge of $74 million ($47 million after-tax or 18 cents diluted loss per share) on tissue and pulp assets related to the closure of tissue manufacturing and converting operations at Old Town, Maine. Unusual items in the first quarter 2002 included a pre-tax loss of $14 million ($9 million after-tax or 4 cents diluted loss per share) due to a fire at the Crossett, Ark., tissue mill. Details regarding these unusual items and the cumulative effect of accounting changes are presented in separate disclosures at the end of this release.

             In the first quarter 2003, Georgia-Pacific adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," resulting in an after-tax cumulative effect benefit of $28 million (11 cents diluted earnings per share) for the quarter. Effective in the first quarter 2002, Georgia-Pacific adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and recorded an after-tax cumulative effect charge of $545 million ($2.36 diluted loss per share) for the quarter.

             Georgia-Pacific's net sales during the first quarter 2003 were $4.6 billion compared with $5.8 billion in the first quarter 2002, which included $1.4 billion from the Unisource paper distribution business, 60 percent of which was divested in the fourth quarter 2002. Debt at the end of the first quarter 2003 increased to $11.9 billion compared with $11.5 billion at the end of the fourth quarter, primarily due to increased working capital.

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             Georgia-Pacific's North America consumer products segment recorded a first quarter 2003 operating profit of $123 million, which included a $25 million pre-tax impairment charge on the tissue assets of the Old Town mill, versus $215 million a year ago, which included a pre-tax loss of $14 million on the Crossett tissue mill fire.

The company's international consumer products segment recorded a first quarter 2003 operating profit of $43 million compared with $45 million during the same quarter a year ago.

Georgia-Pacific's packaging segment reported a first quarter 2003 operating profit of $59 million versus $86 million in the first quarter 2002.

             The company's bleached pulp and paper segment, which is comprised of its pulp, bleached board and communication papers businesses as well as its minority ownership in Unisource, recorded an operating loss of $52 million in the first quarter 2003, which included a $49 million pre-tax impairment charge on tissue and pulp assets at the Old Town mill and an $8 million loss from Unisource. Operating profit was $5 million in the same period of 2002.

             Georgia-Pacific's building products segment, which includes the company's building products manufacturing businesses, recorded a first quarter 2003 operating loss of $17 million versus an operating profit of $44 million in the first quarter 2002. The company closed a particleboard facility at Oxford, Miss., and a sawmill at Wakefield, Va., resulting in a total pre-tax charge of approximately $7 million in this segment for the first quarter of 2003.

The company's building products distribution segment reported an operating profit of $3 million in the first quarter 2003 versus $23 million in the first quarter 2002.

             "Our first quarter 2003 results were negatively impacted by weak economic conditions in North America, higher energy and fiber costs, severe winter weather in the eastern United States and facility closures," said A. D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "However, near the quarter's end, our businesses began to experience improved conditions, which is encouraging for the coming periods."

             "Our North America consumer products business continues to operate in a very competitive marketplace. Shipments and retail prices lower than a year ago, combined with higher energy and fiber costs, contributed to the segment's results. We reduced our production by approximately 50,000 tons through downtime across our tissue manufacturing mills.

"In our international consumer products business, results were negatively impacted by lower shipments, but benefited from currency exchange rates and cost reductions.

             "Our packaging business increased corrugated shipments by 4.7 percent from the same quarter a year ago. This compares favorably to the industry as a whole, which reported lower shipments for the quarter.

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"Results for our bleached pulp and paper segment benefited from strengthening pulp prices as well as improved prices for Georgia-Pacific's branded, cut-size office papers.

             "Prices were down from last year's first quarter for most building products. To help offset market conditions, we continued to balance production with demand by taking downtime in approximately 25 percent of our plywood business as well as substantial downtime in our lumber and particleboard facilities.

             "We are looking forward to seasonal improvements in conditions for our building products businesses as the second quarter is traditionally the strong season for building materials demand. We also expect other businesses, including packaging, commercial tissue and Dixie, to show seasonal improvement in the coming months as economic conditions improve in those market segments.

             "In addition, we continue to emphasize cost control across Georgia-Pacific and we are on target with our previously announced overhead reduction goals, which have been essential to helping offset rising pension and medical costs this year.

             "Our asbestos liabilities and defense costs through the first quarter were generally consistent with our projection for all of 2003, and insurance recoveries during the quarter were in line with projections. The number of new claims filed against us during the quarter was about 10 percent higher than projected. While these additional filings are not expected to affect our 2003 projections, asbestos litigation remains very volatile, which could put upward pressure on our costs later in 2003. However, there were no developments during the quarter that changed our overall view of our asbestos liabilities.

             "The first quarter provided extremely difficult circumstances, but we are beginning to see signs of strengthening in the business fundamentals. We will continue exercising operating and spending discipline across our businesses with the aim of delivering improved results in the coming quarters," Correll concluded.

             Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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             Certain statements contained in this release, including statements regarding the company's expected business outlook, anticipated levels of demand and pricing, future economic conditions, and future amounts of asbestos liability and defense costs, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of factors including, but not limited to, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, the actual level of asbestos liability, defense costs and insurance recoveries, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K for the fiscal year ended Dec. 28, 2002.

The accuracy of statements relating to the company's asbestos liabilities is also subject to a number of risks, uncertainties and assumptions, including the rate at which new asbestos claims will be filed, the cost of defending and resolving each such claim, the occurrence of various types of diseases among the general population, the continued solvency of insurance companies which wrote product liability policies for Georgia-Pacific, the applicability to Georgia-Pacific of court decisions involving other companies which establish precedents for the allocation and payment of insurance coverages, and other factors.

A tabulation of results for Georgia-Pacific Corp. follows:

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GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	First Quarter

	2003	2002

NET SALES
North America consumer products	$ 1,288	$ 1,322
International consumer products	473	397
Packaging	689	655
Bleached pulp and paper	585	605
Paper distribution	-	1,386
Building products manufacturing	1,215	1,232
Building products distribution	886	902
Other[1]	(569)	(703)

Total net sales	$ 4,567	$ 5,796
	============	============
OPERATING PROFIT (LOSS)
North America consumer products	$ 123	$ 215
International consumer products	43	45
Packaging	59	86
Bleached pulp and paper	(52)	5
Paper distribution	-	(2)
Building products manufacturing	(17)	44
Building products distribution	3	23
Other	(65)	(92)

Total operating income	94	324
Interest expense	(207)	(233)

(Loss) income before income taxes and accounting change	(113)	91
Benefit (provision) for income taxes	57	(30)

(Loss) income before accounting change	(56)	61
Cumulative effect of accounting change, net of taxes	28	(545)

Net (loss) income	$ (28)	$ (484)
	============	============

Basic per share:
(Loss) income before accounting change	$ (0.22)	$ 0.27
Cumulative effect of accounting change, net of taxes	0.11	(2.38)

Net (loss) income	$ (0.11)	$ (2.11)
	============	============

Diluted per share
(Loss) income before accounting change	$ (0.22)	$ 0.26
Cumulative effect of accounting change, net of taxes	0.11	(2.36)

Net (loss) income	$ (0.11)	$ (2.10)
	============	============

Average number of shares outstanding:
Basic	250.1	229.9
Diluted	250.1	230.4

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Accounting Changes (In millions) (unaudited)

	First Quarter 2003			First Quarter 2002

	(Loss) income before income taxes and accounting change	Net (loss) income	Diluted (loss) earnings per share	(Loss) income before income taxes and accounting change	Net (loss) income	Diluted (loss) earnings per share

(Loss) income as reported	$ (113)	$ (28)	$ (0.11)	$ 91	$ (484)	$ (2.10)

Impairment of Old Town, Maine tissue and pulp assets	74	47	0.18	-	-	-

Adoption of SFAS No. 143	-	(28)	(0.11)	-	-	-

Fire at Crossett, Arkansas tissue mill	-	-	-	14	9	0.04

Adoption of SFAS No. 142	-	-	-	-	545	2.36

(Loss) income before unusual items
and accounting changes	(39)	(9)	(0.04)	105	70	0.30
	==========	=========	==========	==========	=========	==========

Earnings before unusual items and accounting changes is net (loss) income reported under generally accepted accounting principles ("GAAP") excluding the after-tax effect of items considered by management to be unusual along with the after-tax effect of adopting new accounting standards. We believe that this measure emphasizes our core on-going operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net (loss) income provides for a more complete analysis of results of operations. Net (loss) income is the most directly comparable GAAP measure.

Notes to Operating Highlights

1.

On April 4, 2003, we announced the closure of tissue-manufacturing and converting operations at our Old Town, Maine mill. In connection with this closure, we determined that the value of related tissue assets and certain pulp assets at this location was impaired. Accordingly, in the first quarter of 2003, we recorded a pre tax impairment charge to earnings in the North America consumer products segment and bleached pulp and paper segment of $25 million and $49 million, respectively.

2.

On December 29, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires that entities record the fair value of an asset retirement obligation in the period in which it was incurred. The cumulative effect of adopting SFAS No. 143 was an after-tax credit of $28 million effective at the beginning of 2003.

3.	In February 2002, we recorded a pre-tax loss of approximately $14 million in the North America consumer products segment attributable to a fire at the Crossett, Arkansas paper mill.

4.

Effective in the first quarter of 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). In accordance with the transition provisions of SFAS No. 142, we completed our initial assessment of the fair value of the net assets underlying all acquisition-related goodwill during the second quarter of 2002. The cumulative effect of the adoption of this principle was an after-tax charge to earnings of $545 million effective at the beginning of 2002. The $545 million goodwill impairment related only to our paper distribution segment. The principal facts and circumstances leading to this impairment included a dimunition of synergies originally expected to be received from the white paper mills sold to Domtar, Inc. in 2001, and changes in the marketplace for coated and uncoated free sheet paper subsequent to the acquisition of Unisource.

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